News Release

James Hughes to Join First Solar as Chief Commercial Officer

TEMPE, Ariz., March 14, 2012 - First Solar, Inc. (NASDAQ: FSLR) today announced it has hired James Hughes as Chief Commercial Officer. In this newly created role designed to accelerate First Solar’s entry into emerging markets, Hughes will have comprehensive leadership responsibility for global business development and sales; project development; engineering, procurement and construction (EPC); product management and international public affairs and communications. Reporting to Hughes will be Jim Brown, Executive Vice President of Global Business Development; Maja Wessels, Executive Vice President of Global Public Affairs; Jim Lamon, Senior Vice President of EPC and Operations and Maintenance; Tom Kuster, Vice President of Product Management and Customer Service; and Ted Meyer, Vice President of Global Corporate Communications.
“Jim is extraordinarily prepared to help First Solar open new markets and reach revenue goals,” said Mike Ahearn, First Solar’s Chairman and Interim Chief Executive Officer. “We will benefit greatly from his diverse and extensive global and operational experience in the energy sector.”
Most recently, Hughes was CEO and Director of AEI, which owned and operated power distribution, power generation, natural gas transportation and services, and natural gas distribution businesses in emerging markets worldwide. Previously, he was President and Chief Operating Officer for Prisma Energy, which was formed out of former Enron interests in international electric and natural gas utilities.
Hughes earned a juris doctor from the University of Texas at Austin School of Law, a Certificate of Completion in international business law from Queen Mary’s College, University of London, and a bachelor's degree in business administration from Southern Methodist University.
First Solar designs and builds complete photovoltaic (PV) power plants for customers around the world - including the two largest PV projects in the world, which are currently under construction - and is the world's largest manufacturer of thin-film solar modules. The company is committed to sustainability and created the solar industry’s first prefunded collection and recycling program.

About First Solar, Inc.
First Solar manufactures solar modules with an advanced semiconductor technology, and is a premier provider of comprehensive photovoltaic (PV) system solutions. The company is delivering an economically viable alternative to fossil-fuel generation today. From raw material sourcing through end-of-life collection and recycling, First Solar is focused on creating value-driven renewable energy solutions that protect and enhance the environment. For more information about First Solar, please visit www.firstsolar.com.
For First Solar Investors
This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Those statements involve a number of factors that could cause actual results to differ materially, including risks associated with the company's business involving the company’s products, their development and distribution, economic and competitive factors and the company’s key strategic relationships and other risks detailed in the company’s filings with the Securities and Exchange Commission. First Solar assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.
Contacts
Media
Ted Meyer
ted.meyer@firstsolar.com
+1 (602) 427-3318

Investors
David Brady
dbrady@firstsolar.com
Luke Fairborn
lucas.fairborn@firstsolar.com
Michelle Pereira
michelle.pereira@firstsolar.com
+1 (602) 414-9315